Exhibit 99.1

WIRELESS AGE ACQUISITION OF FUNCTION MOBILE TERMINATED

TORONTO, ONTARIO February 18, 2009 – Wireless Age Communications, Inc. (OTCBB: WLSA), ("Wireless Age" or "the Company") announced today that its proposed acquisition of Function Mobile Inc. (“Function Mobile”) has been terminated.

On December 1, 2008, Wireless Age announced that it had agreed, subject to various terms and conditions, to acquire all of the issued and outstanding common shares of Function Mobile. On February 12, 2009, the Company received a letter from Function Mobile terminating the transaction effective immediately. Function Mobile stated that due to the recent receivership of the Wireless Age subsidiaries Wireless Age Communications Ltd. and Wireless Source Distribution Ltd., a significant material adverse change had occurred in the Company’s business affairs. The Company attempted to modify the terms of the proposed transaction prior to the termination but was not able to find a mutually satisfactory basis on which the transaction could proceed.

Note:  This press release contains "forward looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Wireless Age cannot provide assurances that the matters described in this press release will be successfully completed or that the Company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management's ability to forecast sales and control expenses, especially on a quarterly basis; unexpected decline in sales without a corresponding and timely slowdown in expense growth; the Company's ability to retain key management and employees; intense competition and the Company's ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in Wireless Age SEC filings. Wireless Age undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with Wireless Age Communications, Inc.'s business, please refer to the risks and uncertainties detailed from time to time in Wireless Age's SEC filings.
For more information contact:

John G. Simmonds, Chairman & CEO
905-833-2753 ext. 223
or
Andrew Barwicki
Investor Relations
516-662-9461